The Board of Directors
Bugaboo Creek Steak House, Inc.

We consent to the incorporation by reference in the registration statement of Longhorn Steaks, Inc. on Form 8-K, dated September 13, 1996, of our report dated August 4, 1995, relating to the consolidated balance sheets of Bugaboo Creek Steak House, Inc. and subsidiaries as of June 25, 1995 and June 26, 1994 and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended June 25, 1995, which report appears in the June 25, 1995 Annual Report on Form 10-K of Bugaboo Creek Steak House, Inc.

                                        KPMG PEAT MARWICK LLP


Providence, Rhode Island
September 11, 1996